UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

A. Schulman, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Joseph M. Gingo, President and CEO of A. Schulman, Inc. sent the following letter to employees of the Company.
January 8, 2008
Dear A. Schulman Associates:
I have been in my new position as President and CEO of A. Schulman, Inc. since January 1, 2008 and I have not formally communicated to you until now. Please accept my apologies.
I am truly excited at the great opportunity that has been given to me by our Board of Directors. Although I have enjoyed a long career at the Goodyear Tire and Rubber Company, I actually have been a part of A. Schulman since birth. My father, also Joe Gingo, hired into the company as a factory worker in his early 20’s and retired as Plant Manager of the Akron plant almost 40 years later. Additionally I have been a member of A. Schulman’s Board of Directors since 2000.
I have attached two items to this letter. The first outlines the guiding principles under which I operate and the second is the plan of attack I intend to use to address what I perceive are the most significant opportunities we have for improving our profitability. I hope to have the opportunity to meet with all of you very soon so that we can discuss both items in more detail.
I realize you are all aware of the issues we are facing with some of our institutional investors. Whatever the outcome of the Proxy flight, it should not affect whatsoever what we all need to do. Each of us must focus on improving profitability of all our global operations. That is our major responsibility. And we must do it with a strong sense of urgency.
We are part of a great company with a great history of success. It is up to each of us to make sure we do everything in our power to continue that legacy.
I am looking forward to meeting each and every one of you in the near future.
Best personal regards,
Joe Gingo

JOE GINGO
GUIDING PRINCIPLES
•	The first job of a leader is to define reality. The second job of a leader is to provide guidance and support. The last job a leader is to say thank you.

•	Communicate, communicate, communicate. Train, train, train. I have never over communicated or over trained anyone.

•	Put the “dead fish” on the table. Don’t hide problems.

•	People are paid for performance.
•	We are TEAM not a family.

•	Your opinion vs. my opinion — my opinion will usually win. Your facts vs. my opinion — your facts will win.

PLAN OF ATTACK
•	More efficient and effective utilization of A. Schulman’s North American manufacturing facilities, including potential restructuring.

•	Enhanced focus on value-added products to drive profitable growth in the polybatch and engineered compounds segments.

•	Re-assessment of A. Schulman’s North American automotive business to emphasize profitable areas.

•	Hold off on investing on a second production until the Invision marketing strategy has been refined to ensure accelerated market adoption of this exciting new multi-layered sheet product.
•	Identification of additional efficiencies in the sales and administrative structure of European operations.

•	Ensuring that the best leadership team is in place to execute upon A. Schulman’s strategy.
•	Operate with a sense of URGENCY.

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